Exhibit 5.1 and 23.1

February 22, 2005

Bar Harbor Bankshares
82 Main Street
Bar Harbor, Maine 04609

 Ladies and Gentlemen:

 We have acted as special counsel to Bar Harbor Bankshares, a Maine corporation (the "Company") in connection with a Registration Statement on Form S-8 which was filed by the Company under the Securities Act of 1933, as amended, (the "Registration Statement"), and which registers an estimated 450,000 shares of the Common Stock, par value $2.00, of the Company (the "Shares") and an indefinite amount of interests in the Bar Harbor Bankshares 401(k) Plan (the "Plan").

 In that capacity, we have reviewed the articles of incorporation and by-laws of the Company, the Registration Statement, the corporate action taken by the Company that provides for the issuance or delivery of the Shares to be issued or delivered pursuant to the Plan and such other materials and matters as we have deemed necessary for the issuance of this opinion.

 Based upon the foregoing, we are of the opinion that the Shares have been duly and validly authorized and upon issuance, delivery and receipt of full consideration therefor as contemplated in the Plan, will be, validly issued, fully paid, and non-assessable.

 We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm and to our opinion in the Registration Statement.

 Very truly yours,

 Eaton Peabody, PA.